Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (No. 000-30495) on Form S-8 of First Ottawa Bancshares, Inc. of our report dated January 23, 2004 relating to the consolidated financial statements of First Ottawa Bancshares, Inc. and subsidiaries as of December 31, 2003 and for the year then ended, which report is incorporated by reference in this Annual Report on Form 10-K of First Ottawa Bancshares, Inc. for the year ended December 31, 2003.

BKD, LLP

/s/ BKD, LLP

Indianapolis, Indiana
March 29, 2004